Exhibit 99.1

VIVAKOR RECEIVES $5 MILLION LICENSING AND PURCHASE AGREEMENT FOR NUTRACEUTICAL PRODUCTS

CORALVILLE, Iowa- Vivakor, Inc. (OTCBB: VIVK) today announced that it has entered into an exclusive, $5 million license agreement with consumer product specialist, Regeneca International, Inc. (www.regeneca.com).  The agreement exclusively licenses to Regeneca distribution rights to a new cutting-edge nutraceutical formulation developed by Vivakor and provides for the development of future formulations by Vivakor for Regeneca. Under the terms of the agreement, Regeneca shall be the exclusive worldwide direct-to–consumer distributor for the current formulation as well as any future nutraceutical formulations offered to Regeneca by Vivakor. Regeneca has committed to purchase from Vivakor a minimum of $5 million in product over the next three years and Vivakor will receive a 15% ownership interest in Regeneca’s outstanding common stock and will be the exclusive supplier of the licensed product to Regeneca.

The companies entered into this agreement following a successful test marketing of one of Vivakor’s formulations, which was followed by an initial Regeneca order of over $100,000 of product. This purchase will represent another substantial revenue stream for Vivakor’s emerging nutraceutical division. Vivakor CEO Tannin Fuja expressed his enthusiasm for the transaction, “We are extremely enthusiastic about the significant growth potential of Vivakor’s growing line of  nutraceutical products. Worldwide demand for nutraceutical products is expected to exceed $15 billion and Vivakor plans on being a substantial player in that market.”

Dr. Fuja continued, “We are particularly pleased to include in the formulation the powerful, marquis super-antioxidant yum berry (yang-mei in Chinese), also known as red bayberry, which is harvested from one hundred-year-old trees, and the flavonoid-rich concord grape, which has been shown to contain potent antioxidants that may protect against oxidative stress and reduce the risk of free radical damage and chronic diseases.”

Regeneca’s President, Larry Walter gave his thoughts on the purchase, “From our standpoint, this transaction makes a great deal of sense. The pilot program demonstrated great promise for Vivakor’s products from both a commercial and personal health perspective. Regeneca is certain to be able to develop a strong niche in the nutraceutical market with this terrific product and those to follow from this agreement.”

About Vivakor, Inc.

Vivakor™ is a biomedical/biotechnology company with transdisciplinary research that develops and acquires products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds including nutraceutical products, that extend or improve life. More information can be found about Vivakor at www.vivakor.com.

About Regeneca International, Inc.

Regeneca™ International, Inc. was formed to create and commercialize products that help consumers improve their health, battle the signs and symptoms of aging and to assist in "regenerating their lives" through its family of natural, organic and phytochemical infused products. The corporate creed is to regenerate the human genetic environment through ecology-centric science. All Regeneca products must fit the highest standard of conservation and reduced carbon footprint. The products must also work to preserve and promote the user's health at the most elemental level of life; the genetic level. The Company's products and philosophy are designed to reconnect the consumer to the Earth's source of healing properties, but with a symbiotic approach. This is the company's "Whole Earth, Whole Body Approach to Health."

Already a market presence in the multibillion dollar nutraceutical market, Regeneca's proprietary, direct-to-consumer marketing strategy will push the company to the forefront of emerging consumer product companies. Regeneca anticipates at least a 500% increase in sales in 2010 and a similar increase in 2011.

More information can be found about Regeneca International, Inc. at www.regeneca.com ..

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Vivakor’s nutraceutical products and their related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Vivakor undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Vivakor Investor Relations
c/o IME Advisors
(888) 648-8485